EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended December 31, 2022 of Colliers International Group Inc. of our report dated February 16, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which is filed as Exhibit 2 to this Annual Report on Form 40-F. We also consent to the reference to us under the heading, “Independent Registered Public Accounting Firm”, which appears in the Annual Information Form which is filed as Exhibit 1 to this Annual Report on Form 40-F.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

February 16, 2023